Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Third-Quarter Fiscal 2012 Financial Results

BILLERICA, MA, February 11, 2013 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the first quarter of fiscal 2013 ended December 31, 2012.

Management Comments
“Our first-quarter results were within our expectations,” said CSP President & Chief Executive Officer Victor Dellovo. “Revenue was flat with the first quarter of last year, excluding the negative effect of foreign currency. Growth at the Service and Systems Integration segment offset a decline in revenues at the Systems segment. We reported a three cent profit, which was down from last year due primarily to a lower mix of sales from the Systems business.”

“At our Systems segment, we recorded royalty revenue for the final plane on the purchase order for phases 3 and 4 of the low rate initial production phase of the E-2D advanced Hawkeye intelligence, surveillance and reconnaissance aircraft,” said Dellovo. “We are now starting to see activity related to Lot 1 of full-rate production and we have received a request for quotes for parts. We expect to ship parts for five planes in the current fiscal year and receive royalties in fiscal 2014. At our Service and Systems Integration segment, sales growth was driven by new customer acquisition at our US subsidiary. We have been successful in generating new customers in the medical segment. This new business is incremental to the strength we are seeing with our hosting customers.”

“During the quarter, we made progress in executing on our new growth strategy,” said Dellovo. “A key element of this strategy is to cross sell our Systems segment multicomputers with our Services and Systems Integration software and services to become more of an end-to-end supplier to our legacy customers as well as to new customers in new markets. We have recently met with major multicomputer customers, and they are positive about the cost and time savings as well as the domain expertise that we can provide. With this validation from our customers, we are hopeful that we will see results from this initiative following the resolution of the many issues surrounding the Federal military budget. We also were successful in cross-selling across our Modcomp subsidiaries as our UK operation is now beginning to service US subsidiary customers.”

“Looking ahead, we expect improved performance from our Systems segment in the second quarter as a result of increased sales to international customers, although we will still face a difficult year-over-year comparison in fiscal 2013 due to the E-2D royalties recorded in fiscal 2012. We expect that our Service and Systems Integration segment will continue to report growth for the remainder of the year. Longer term, we are confident that our new strategy will lead to sustainable long-term growth and profitability, as well as enhanced shareholder value,” concluded Dellovo.

Exhibit 99.1

Financial Results
For the first quarter of fiscal 2013, revenue declined 1% year over year to $20.9 million. Excluding the negative effect of foreign exchange, sales were essentially flat.

Gross margin for the first quarter decreased to 20% from 23% in the first quarter of fiscal 2012, primarily due to a lower mix of sales from the Systems business, including lower royalty revenues, as well as sales mix in Germany.

Net income for the first quarter was $115,000, or $0.03 per diluted share, compared with net income of $461,000, or $0.14 per share, in the first quarter of fiscal 2012.

Cash and short-term investments decreased from $20.5 million at September 30, 2012 to $17.7 million at the end of the first quarter, due primarily to an increase in accounts receivable. The increase of approximately $4.3 million was due primarily to a large volume of sale to a significant customer who are granted extended payment terms and timing of shipments near the end of the quarter. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 5:00 p.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, activity related to E2D Lot 1 of full-rate production and we have received a request for quotes for parts. We expect to ship parts for

Exhibit 99.1

five planes in the current fiscal year and receive royalties in fiscal 2014. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2012		September 30, 2012
Assets
Current assets:
Cash and short-term investments	$17,715		$20,493
Accounts receivable, net	16,438	16,438,000	12,145
Officer life insurance settlement receivable	—		2,172
Inventories	5,710		6,276
Other current assets	4,635		3,620
Total current assets	44,498		44,706
Property, equipment and improvements, net	1,036		991
Other assets	5,280		5,369
Total assets	$50,814		$51,066

Liabilities and Shareholders’ Equity
Current liabilities	18,335		18,168
Pension and retirement plans	9,489		9,431
Non-current liabilities	437		426
Shareholders’ equity	22,553		23,041
Total liabilities and shareholders’ equity	$50,814		$51,066

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

Exhibit 99.1

	For the three months ended,
	December 31, 2012	December 31, 2011
Sales:
Product	$15,305	$15,154
Service	5,565	5,939
Total sales	20,870	21,093

Cost of Sales:
Product	13,224	12,766
Service	3,469	3,504
Total cost of sales	16,693	16,270

Gross profit	4,177	4,823

Operating expenses:
Engineering and development	444	383
Selling, general & administrative	3,560	3,676
Total operating expenses	4,004	4,059

Operating income	173	764

Other income (expense), net	59	(34)

Income before income taxes	232	730
Provision for income taxes	117	269

Net income	$115	$461

Net income attributable to common stockholders	$113	$454

Income per share - basic	$0.03	$0.14
Weighted average shares outstanding - basic	3,363	3,357

Income per share - diluted	$0.03	$0.13
Weighted average shares outstanding - diluted	3,407	3,395